[DE VISSER GRAY LETTERHEAD]

April 5, 2005

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs:

We were previously principal accountants for Clearant, Inc., formerly Bliss Essentials, Inc. (the “Company”) and we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003. On March 31, 2005, our appointment as principal accountants was terminated.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 31, 2005, and we agree with such statements; except that we are not in a position to agree or disagree with the Company’s statements that (i) Singer Lewak Greenbaum & Goldstein LLP was engaged as the Company’s independent registered public accounting firm, and (ii) the Company had not consulted with Singer Lewak, et al. regarding any of the matters or events set forth in Item 304(2)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

DE VISSER GRAY

/s/ De Visser Gray

Chartered Accountants